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                                                                   EXHIBIT 10.13


                                                               Attachment A o to
                                                                   Deed o / o of
                                                                   Notary o in o

                              SHARE PURCHASE AGREEMENT

between

         a) Dipl.-Ing. Harald Fischer, Dachsbergweg 11, 64287 Darmstadt, (hereinafter being referred to as the "Seller 1");

         b) Dipl.-Ing. Walter Bautz, Mangoldweg 5, 64287 Darmstadt, (hereinafter being referred to as the "Seller 2");

         c) Dipl.-Soz. Ursula Fischer-Bautz, Dachsbergweg 11, 64287 Darmstadt, (hereinafter being referred to as the "Seller 3");

         d) Dipl.-Phys. Peter Bautz, Schulgasse 28, 64380 RoBdorf, (hereinafter being referred to as the "Seller 4"); and

         e) Dipl.-Kfm. Hans-Joachim Jakob, Helene-Christaller-Weg 4, 64342 Seeheim-Jugenheim, (hereinafter being referred to as the "Seller 5").

                   (the above persons hereinafter collectively being referred to as the "Sellers")

and

Pacific Scientific GmbH
MollenbachstraBe 14
D-71229 Leonberg
                              (hereinafter being referred to as the "Purchaser")
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                                    WHEREAS


A. The Seller 1 is a shareholder of Eduard Bautz Gesellschaft mit beschrankter Haftung which is registered in department B of the Commercial Register of the Lower Court Darmstadt, registration number 1045, and has its main business establishment at Robert-Bosch-Str. 10, 64331 Weiterstadt (hereinafter being referred to as the "Company").

         The Seller 1 holds 35 % of the shares in the Company, as follows:

                 one share in the nominal amount of DM 875,000;

         (the above share hereinafter being referred to as the "Share 1").

B.       The Seller 2 is a shareholder of the Company.

         The Seller 2 holds 35 % of the shares of the Company as follows:

                 one share in the nominal amount of DM 875,000;

         (the above share hereinafter being referred to as the "Share 2")

C.       The Seller 3 is a shareholder of the Company.

         The Seller 3 holds 10 % of the shares of the Company as follows:

                 one share in the nominal amount of DM 250,000;
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         (the above share hereinafter being referred to as the "Share 3")

D.       The Seller 4 is a shareholder of the Company.

         The Seller 4 holds 10 % of the shares of the Company as follows:

                 one share in the nominal amount of DM 250,000;

         (the above share hereinafter being referred to as the "Share 4")

E.       The Seller 5 is a shareholder of the Company.

         The Seller 5 holds 10 % of the shares of the Company as follows:

                 one share in the nominal amount of DM 250,000;

         (the above share hereinafter being referred to as the "Share 5")

F. The total stated capital of the Company (hereinafter referred to as the "Stated Capital") is DM 2,500,000 and is fully paid up. It consists of the above-mentioned shares (the Share 1 to Share 5 hereinafter collectively being referred to as the "Shares").

The Sellers are interested to divest themselves of the Shares. The Purchaser is interested to purchase the Shares.

The parties therefore agree as follows:
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                                   ARTICLE 1

       Sale and Assignment of Shares, Right to Profits, Effective Date

1.       The Sellers sell the Shares held by them, respectively, as follows:

         a) Upon the terms and conditions of this Agreement the Seller 1 herewith sells to the Purchaser the Share 1 including all ancillary rights and assigns them to the Purchaser. The Purchaser accepts such sale and assignment.

         b) Upon the terms and conditions of this Agreement the Seller 2 herewith sells to the Purchaser the Share 2 including all ancillary rights and assigns them to the Purchaser. The Purchaser accepts such sale and assignment.

         c) Upon the terms and conditions of this Agreement the Seller 3 herewith sells to the Purchaser the Share 3 including all ancillary rights and assigns them to the Purchaser. The Purchaser accepts such sale and assignment.

         d) Upon the terms and conditions of this Agreement the Seller 4 herewith sells to the Purchaser the Share 4 including all ancillary rights and assigns them to the Purchaser. The Purchaser accepts such sale and assignment.

         e) Upon the terms and conditions of this Agreement the Seller 5 herewith sells to the Purchaser the Share 5 including all ancillary rights and assigns them to the Purchaser. The Purchaser accepts such sale and assignment.

2. The assignment of the Shares is subject to the occurrence of the following condition precedent:

         The payment by the Purchaser of the First Installment of the Purchase Price (as defined below) into the joint account of
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         the Sellers in accordance with Sec. 2.2 below, and payment by the
         Purchaser of the Second Installment of the Purchase Price (as defined below) into the Trustee Account set forth in Sec. 2.3 below.

3. Upon receipt of the First Installment of the Purchase Price the Sellers shall make available to the notary recording this Agreement a legally binding payment confirmation of the Sellers substantially in the form of Attachment 1.3.1 to this Agreement. The parties hereby instruct the notary to attach such payment confirmation to the deed by which this Agreement is recorded. Should the notary for any reason not receive such payment confirmation within seven days after payment of the First Installment of the Purchase Price, then the notary shall be irrevocably authorized and instructed by the parties to verify claims by the Purchaser that the First Installment has been paid to the bank account of the Sellers in accordance with this Agreement.
         For that purpose, the notary shall be irrevocably authorized and instructed to enquire with the Sellers' bank (Sec. 2.2) the whereabouts of the First Installment. The relevant bank privilege (Bankgeheimnis) is hereby waived by the Sellers.

         Likewise, the parties shall instruct their attorneys, Messrs. Rainer Wolfgang Schneider, Darmstadt and Dr. Markus Fisseler, Frankfurt am Main, to certify with legally binding effect the receipt of the Second Installment by the bank where the Trustee Account is maintained (Sec.
         2.3 below), substantially in the form of Attachment 1.3.2. The parties hereby instruct the attorneys to make available to the notary such payment confirmation, and instruct the notary to attach such payment confirmation to the deed by which this Agreement is recorded. Should the notary for any reason not receive such payment confirmation within 7 days after payment of the Second Installment of the Purchase Price, then the notary shall be irrevocably authorized and instructed by the parties to verify claims by the Purchaser that the Second Installment has been
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         paid to the Trustee Account.  For that purpose, the notary shall be irrevocably authorized and instructed to enquire with the bank where the Trustee Account is maintained the whereabouts of the Second Installment. The relevant bank privilege (Bankgeheimnis) is hereby waived by the Sellers and the Purchasers who shall instruct the attorneys accordingly.

         The parties hereby instruct the notary to certify his findings with respect to the whereabouts of the First Installment and the Second Installment, and to attach, in the event that the First Installment and the Second Installment have in fact been properly paid, such certificates as legally binding payment confirmations to this deed.

         Such confirmations shall constitute irrebuttable evidence that the Sellers have received the First Installment and the Second Installment of the Purchase Price.

4. Notwithstanding when the assignment of the Shares herewith agreed becomes effective ad rem (dinglich) "Effective Date" within the meaning of this Agreement shall be the 31st of December, 1994, 24.00 o'clock (am 31. Dezember 1994, 24.00 Uhr).

5. The profits of the current fiscal year as well as the profits of previous fiscal years which have not been distributed to shareholders (i.e. profits carried forward and profits of previous fiscal years with respect to which no resolution on the appropriation of results (Ergebnisverwendung) has been passed) shall be exclusively for the account of the Purchaser. The Company has distributed to its shareholders a gross dividend (Bruttodividende mit Kapitalertragsteuer ohne anrechenbares KSt-Guthaben) of DM 2,000,000 in June 1994. The Sellers confirm and warrant (bestatigen und sichern zu) that no other profit distributions to the Sellers, openly or concealed, have been made or resolved after March 31, 1994.
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                                     - 12 -




6. In their capacity as sole shareholders of the Company the Sellers hereby declare their consent pursuant to Sec. 7 of the Articles of Association of the Company to the assignment of the Shares to the Purchaser pursuant to this Agreement.


                                   ARTICLE 2

                            Purchase Price; Payment

1. The aggregate purchase price for the Shares (hereinafter referred to as the "Purchase Price") is DM 20,384,094.56 (in words: Deutsche Mark twenty million threehundred eighty-four thousand ninety-four and fifty-six Pfennig) adjusted in accordance with Article 3. It shall be paid in accordance with the following provisions.

2. A first installment of the Purchase Price in an amount of DM 15,884,094.56 (in words: Deutsche Mark fifteen million eighthundred eighty-four thousand ninety-four and fifty-six Pfennig) (hereinafter being referred to as the "First Installment") shall be paid by the Purchaser within 5 banking days after signing of this Agreement into the joint account no. 2550236845 of the Sellers with Bayerische Hypotheken- und Wechsel-Bank, Frankfurt am Main.

3. A second installment of the Purchase Price in an amount of DM 1,500,000 (in words: Deutsche Mark one million five hundred thousand) (hereinafter being referred to as the "Second Installment") shall be paid by the Purchaser within 5 banking days after signing of this Agreement into the trustee account no. 4270335778 of attorney-at-law Dr. Markus Fisseler, Frankfurt am Main, with Bayerische Hypotheken-und Wechsel-Bank, Frankfurt am Main (hereinafter being referred to as the "Trustee Account").

         The Second Installment shall be kept in safe custody so as to provide security for claims, if any, of the Purchaser pur-suant to Article 6 of this Agreement up and until a final assessment ("bestandskraftiger Bescheid") of taxes and other public dues will be rendered covering the time period through December 31, 1994. In particular, the below mentioned attorneys shall be instructed to act in accordance with the Trustee Agreement set out in Attachment 2.3.

         The parties to this Agreement shall have only joint access to the Trustee Account through their lawyers, Messrs. Rainer Wolfgang Schneider, Darmstadt (for the Sellers) and Dr. Markus Fisseler, Frankfurt am Main (for the Purchaser). The two attorneys shall not be liable to any party to this Agreement as long as they act in accordance with the instructions of their relevant principals; rather, their actions shall be imputed upon their principals.

4. A third installment of the Purchase Price in an amount of DM 3,000,000 (in words: Deutsche Mark three million) (hereinafter being referred to as the "Third Installment") shall be paid by the Purchaser, subject to any counter claim the Purchaser may have pursuant to this Agreement, on December 31, 1995.

         The Third Installment shall carry interest as from the Effective Date, of 6 % p.a. (subject only to any counterclaim the Purchaser may have pursuant to this Agreement).

5. The from time to time outstanding portion of the Purchase Price shall, from the relevant due date until payment, bear interest on the due amount (but not on top of ordinary interest) at a rate which equals FIBOR for 3-months-deposits quoted on the Effective Date plus 25 basis points. For the avoidance of doubt, it is agreed that such default interest shall only be payable in the event of default (Verzug).

6. If the payment of the First Installment or the Second Installment of the Purchase Price according to Sec. 2.2 and
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                                     - 14 -



         Sec. 2.3 hereof has not occurred within 10 banking days of the signing of this Agreement, then the Sellers have the right to withdraw from this Agreement (zurucktreten) (such withdrawal to be declared jointly not later than 20 days after signing of this Agreement).


                                   ARTICLE 3

                        Adjustment of the Purchase Price

1. The preliminary Purchase Price agreed in Sec. 2.1 of this Agreement shall be, Mark for Mark, increased or reduced, as the case may be, by the amount by which at the Effective Date the shareholders' equity (Eigenkapital) (Section 266 para. (3) A. German Commercial Code) including the registered capital (gezeichnetes Kapital), the capital reserve (Kapitalrucklage), the profit reserve (Gewinnrucklagen), the pro rata profit/loss carry forward (Gewinnvortrag/Verlustvortrag) and the pro rata annual surplus/loss (JahresuberschuB/Jahresfehlbetrag) which is attributable to the motion division and to the machine tool division of the Company (as further adjusted in accordance with Sec.
         3.4 below, hereinafter referred to as the "Effective Equity") exceeds or falls short of the shareholders' equity shown in the unaudited interim statement of the Company as of October 31, 1994 (hereinafter referred to as the "Interim Statement").

2. Financial statements of the Company including a consolidating balance sheet at the Effective Date - duly distinguishing between the motion division and the machine tool division - a profit-and-loss-statement for the period from March 31, 1994 through the Effective Date, accompanying notes and the management statement shall be prepared (hereinafter referred to as the "Effective Statement"). As a format for the balance sheet, the balance sheet from the Interim Statement is attached hereto as Attachment 3.2. The Sellers hereby declare that they accept the Interim Statement as being correct. The
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                                     - 15 -



         Effective Statement has to be prepared in accordance with German generally accepted accounting principles (Grundsatze ordnungsmaBiger Buchfuhrung) ("GAAP") and observing continuity in the accounting and evaluation principles with the annual statement as of March 31, 1994.

         Notwithstanding the above requirements for observing continuity in the accounting and evaluation principles, in the preparation of the Effective Statement, the following provisions shall be taken into account in evaluating inventory: Inventory of any part number exceeding DM 25,000 shall be valued according to FIFO. Inventory of any part number which is of equal or of less value than DM 25,000 shall be valued at the last purchase price at which it was acquired. Products first entering the inventory within the past 12 months will require no reserve provided they do not exceed projected two years requirements. Products with quantities in excess of two years requirements will be reserved at 50 % of the book value of such excess quantities. Products with quantities in excess of three years requirements will be fully reserved for the book value of such excess quantities. "Two year requirements" for a product will be determined based on actual sales for such product over the past 24 months. If the product has first entered the inventory more than 12 months but less than 24 months prior to the Effective Date, the "two year requirements" for such product will be determined by multiplying the actual requirements for such product since the product first entered the inventory by 24 and then dividing by the number of months since such product first entered the inventory. Exempt from these rules will be products supplied by MAE which will require no reserves, provided the inventory does not exceed three years of requirements, and any excess of three years requirements will be reserved for the book value of such excess quantities. Requirements for MAE products will be calculated on sales experience over the past 24 months.
         Excess inventory shall not be reserved, however, to the extent the Sellers can show that sufficient additional extraordinary purchase orders are on hand to sell the excess in the ordinary course of business over the next 24 months.

         The Effective Statement will include accounts for the DM 300,000 settlement with Seller 5 (cf. Sec. 9.9) and the pension for Seller 1 in connection with the Pension Agreement (cf. Sec. 9.4.3) in the amount of DM 1,991,221 as of the Effective Date. Financial assets (nur Wertpapiere) will be valued at fair market value. Pension obligations for all employees other than Seller 1 will be properly accrued for as of the Effective Date.

         The Effective Statement shall be prepared by the Company. The Purchaser shall endeavour to cause the Company to prepare the Effective Statement on or prior to February 28, 1995.

         Seller 1 and Seller 5, and professional advisers of Seller 1 and Seller 5 who are bound by professional secrecy obligations shall be permitted to participate in the preparation of the Effective Statement, namely the stocktaking and the evaluation process regarding stocks, debtors, creditors, reserves/accruals and other balance sheet items. The Purchaser shall instruct the management to fully consider the advice and recommendations rendered and given by Seller 1 and Seller 5 in accordance with GAAP.

         The Purchaser shall have the Effective Statement audited in accordance with the provisions of this Agreement by Deloitte & Touche GmbH, Frankfurt am Main ("Purchaser's Accountants"); the Purchaser shall endeavour to cause Purchaser's Accountants to finalize the audit (excluding the auditor's report) on or prior to March 31, 1995.

         If Purchaser's Accountants shall fail to finalize the audit, and/or the Company shall fail to present the results to the Sellers' lawyer, on or prior to March 31, 1995, the preliminary Purchase Price pursuant to Sec. 2.1 shall be deemed agreed between the parties as the minimum Purchase Price, subject only to an increase, but not a reduction, pursuant to Sec. 3.1, and possible counter claims of the Purchaser in accordance with the other terms of this Agreement.

3. The parties agree that a corporation income tax refund (Korperschaftssteuerminderungsguthaben) (as of the Effective Date) may be mobilized upon the distribution of the retained earnings in the Company and the previously converted reserves into share capital which amounts to 20/50 of the equity 50 ("EK 50") and 15/45 of the equity 45 ("EK 45"); the Sellers represent that a potential corporation income tax refund was available as of the date of the Interim Statement at DM 2,527,530 (i.e. 20/50 of the EK 50 of DM 6,318,826) and DM 647,853
         (i.e. 15/45 of the EK 45 of DM 1,943,559). Purchaser's Auditors shall verify and correct if required the calculation of the tax refund which as verified or corrected will be the "Tax Refund" used in determining the Effective Equity below.

4. The Effective Equity used to determine the adjusted Purchase Price will be the sum of the shareholders' equity shown on the Effective Statement plus the Tax Refund plus the DM 300,000 Seller 5 settlement amount plus DM 212,725 of the pension accrual amount for Seller 1.

         The adjustments pursuant to this Article 3 may lead to an obligation of the Sellers to refund, in whole or in part, the Purchase Price received from the Purchaser.

         The determination of the Effective Equity becomes binding as between the parties if not within twenty business days after receipt of the Effective Statement and determination of the Effective Equity the Sellers provide the Purchaser with (i) a written opinion of an auditor instructed by them that the
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                                     - 18 -



         Effective Statement or the determination of the Effective Equity is not in accordance with the provisions of this Agreement and (ii) a revised Effective Statement and/or a revised Effective Equity (hereinafter referred to as the "Revised Effective Statement and Effective Equity") which reflects the amendments to be made in the Sellers' opinion. If within ten business days the Purchaser does not react to the Revised Effective Statement and Effective Equity, then such Revised Effective Statement and Effective Equity shall become binding as between the parties. If the Purchaser within ten business days provides the Sellers with a written opinion of an auditor of its choice that the Revised Effective Statement and Effective Equity is not in accordance with the provisions of this Agreement, then the disagreement between the parties and the auditors instructed by them shall be resolved by a third auditor, namely Westdeutsche Industrie Treuhand GmbH, Mulheim/Ruhr, an affiliate of KPMG Peat Marwick.

         If the determination of the Effective Equity by such third auditor lies between the differing view points of the parties and the auditors instructed by them, then such determination shall be final and binding; if it is outside, then the determination of such auditor instructed by one of the parties shall control which is closest to the determination of the third auditor. Each party shall bear the costs of the auditor instructed by it. The cost of the possible third auditor is evenly borne by the parties. The Purchaser shall assure that representatives of the auditors appointed in accordance with this Agreement shall have access to the offices of the Company and to its books and records for the purpose of auditing the Effective
         Statement, and that suitable personnel shall be available for the support of such representatives with respect to the audit of the Effective Statement. The Parties shall endeavour that the auditors appointed in accordance with this Agreement grant each other access to their working papers.

5. If the Purchase Price agreed in Sec. 2.1 of this Agreement is increased or reduced in accordance with the provisions set forth in this Article 3, the respective difference shall bear 5 % interest p.a. from the Effective Date until payment. Increases shall be paid without undue delay by the Purchaser to the joint account of the Sellers (Sec. 2.2). Reductions shall be paid without undue delay by the Sellers by way of a cash payment to the account of the Purchaser no. 0.210713.018 with CitiBank Aktiengesellschaft, Frankfurt am Main.


                                   ARTICLE 4

                              Sellers' Warranties

The Sellers hereby guarantee (garantieren) that the following statements as of the recording of this Agreement and the Effective Date are true and accurate:

1. The statements in the whereas-clause of this Agreament with respect to the Sellers and the Company are complete and correct.

2. The Company is a company with limited liability (Gesellschaft mit beschrankter Haftung) duly organized under the laws of the Federal Republic of Germany and validly existing in accordance with the excerpt of the Commercial Register dated 22. November 1994 and the Articles of Association showing the status as of January 11, 1990, the date of the capital increase to DM 2,500,000. There are no shareholder resolutions amending the Articles of Association which have not yet been registered in the Commercial Register nor are there any side agreements relating to the constitution and organisation of the Company.

3. The Company has no participations in other businesses and is under no obligation to acquire such participations.

4. The Company has not entered with the Sellers nor with any third parties into any enterprise contracts (Unternehmensvertrage) within the meaning of Sec. 291 et sequ. of the Stock Corporation Act (Aktiengesetz) nor any agreement relating to the establishment of a silent partnership.

5. The Sellers are the legal and beneficial owners of the Shares which are free of any encumbrances or any other rights for the benefit of third parties. Sellers have the right and the power to freely dispose of the Shares without the consent of any third party would be required for such disposal or that such disposal would violate the right of any third party. The Shares do not constitute all or substantially all of the assets of the relevant Sellers.

6. The Shares are fully paid up and no repayment of capital contributions has been made, neither openly nor concealed. There are no shareholders of the Company other than the Sellers.

7. Attachment 4.7 to this Agreement sets forth a complete and correct description of the development of the Stated Capital and a composition of the shareholders of the Company since its establishment as a GmbH, indicating all notarial deeds with which the Company has been established, the Stated Capital of the Company has to date been increased or reduced as well as all notarial deeds with which to date shares of the Company have been subscribed to, transferred or otherwise affected.

8. Neither against the Sellers nor the Company any bankruptcy or composition proceedings have been initiated nor are there any circumstances which would justify the initiation of such proceedings in the future.

9.       Save as expressly stated in Attachment 4.9.1:

         The annual statements (including balance sheet, profit and loss account and notes) (JahresabschluB) and management reports (Geschaftsbucher) of the Company for the fiscal year ending March 31, 1994 (the "Balance Sheet Date") (the annual statements as of the Balance Sheet Date hereinafter being referred to as the "Annual Statements") have been prepared in accordance with generally accepted accounting principles (Grundsatze ordnungsmaBiger Buchfuhrung), observing continuity in the accounting and evaluation principles and present a view of the assets, finance and results situation of the Company which is in accordance with the actual circumstances. To the extent that there are capitalization options (Aktivierungswahlrechte) no capitalization has taken place. To the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included. All statutorily permitted depreciations have been taken. All statutorily permitted accruals have been taken. At the Balance Sheet Date the Company had with exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet no liabilities (whether actual or contingent) other than those shown in the Annual Statements or covered by accruals. To the extent that contingent liabilities have not to be included in liabilities they have been reflected as below-the-line items on the balance sheet (including liabilities resulting from the issue of comfort letters).

         Since the Balance Sheet Date the Company has been managed only in the ordinary course of business, and no events have occurred, and circumstances exist, which would have a lasting extraordinary effect on the assets, the financial and the results situation of the Company. The only exceptions to the aforementioned statement are:

         a) Bautz Produktionstechnik und Vertrieb GmbH, Weiterstadt, has been sold at book value (DM 51,000) to individuals which largely consist of the Sellers;

         b) The machine tool division of the Company has been sold at book value (the vehicles: at appraisal value) to Bautz Produktionstechnik und Vertrieb GmbH;

         c) The participation in Jenaer Antriebstechnik GmbH has been sold at fair market value (DM 132,600) to the son and the wife of Seller 1, and the Company loan to Mr. Pendorf of DM 60,000 has been repaid;

         d) A non-exclusive distribution agreement has been concluded between the Company and Jenaer Antriebstechnik GmbH, a copy of which is attached as Attachment 4.9.2.

         The liabilities (whether actual or contingent) of the Company will not exceed DM 2,000,000 as per the Effective Date.

10. The receivables reflected in the Annual Statements and still outstanding at the date hereof will be fully collected upon their due date without any special collection measures required, less any specific or lumpsum value adjustment reflected in the Annual Statements. All of the present receivables of the Company will be collectable upon their due date, or, at the latest, 360 days thereafter (failing which the Sellers shall buy the relevant receivables from the Company at book value). From this obligation of the Sellers to purchase the receivables there shall be deducted the amount of the reserve for doubtful debtors as shown in the Effective Balance Sheet.

11. The inventories shown in the Annual Statements were with respect to quantity and quality (1) in the case of raw materials, supplied goods and semi-finished goods usable in the ordinary course of business and
         (2) in the case of finished products and merchandise goods sellable in the usual course of business at then prevailing market prices or manufacturing cost or acquisition cost, whatever is higher.

         To the best of the knowledge of the Sellers, no circumstances exist which as of today would necessitate special write-offs of inventory, or otherwise negatively affect the quantity, quality or usability and sellability of inventory.

12. The pension accrual shown in the Annual Statements duly reflects the cash value of the Company's liabilities from commitments for company pension plans (both direct and indirect commitments) on the basis of a calculation interest rate of 6 per cent and the application of the orientation schedules of Dr. Karl Heubeck in their 1982 version.

         Since the Balance Sheet Date, no circumstances other than provided for in this Agreement have occurred which would increase the liabilities from commitments for company pension plans which are not covered by insurance.

13. The Company has in the past not distributed any constructive dividends (verdeckte Gewinnausschuttungen).

14.      The Company has entered into the Lease Agreement set out in Attachment
         4.14 as amended in accordance with Sec. 9.7. The Lease Agreement (as amended) is in full force and effect and no default has occurred, and no event has occurred that with notice or the passage of time, or both, would constitute a default, under the Lease Agreement.

15. All assets necessary for, or used in, the present business operations are reflected in the asset list attached as Attachment 4.15. The Company is the legal and beneficial owner of all fixed assets (Gegenstanden des Anlagevermogens) used in its business operations. Such assets are free of any encumbrances or any other rights for the benefit of third parties. Such assets are in a good operating and conservation condition. The same applies to the condition of the leased building. The Company is the legal and beneficial owner of all current assets (Gegenstande des Umlaufvermogens) used in its business operations. Such assets are free of any encumbrances and any other rights for the benefits of third parties with the exception of statutory pledges or retention of title rights entered into the ordinary course of business for liabilities of the Company but not of any third party.

16. Attachment 4.16 to this Agreement is a complete and correct list of all industrial property rights and copyrights (patents, utility models, trademarks, design patents, copyrights, topographic rights) (Gewerbliche Schutzrechte) which are owned by the Company or with respect to which the Company has been granted a license for use. With the exception of the industrial property rights and copyrights set forth in this list the Company in its business operations does not use any further industrial property rights or copyrights nor is it dependent thereon. To the best knowledge of the Sellers no industrial property or copyrights used by the Company have been challenged by any third parties.

17. Between the Company on the one side and the Sellers, their relatives as well as enterprises affiliated with the Sellers within the meaning of Sect. 15 of the Stock Corporation Act (Aktiengesetz) on the other side there are no contractual relationships with the exception of those listed in Attachment 4.17 to this Agreement. Save for the service agreements expressly provided for in this Agreement all such contractual relationships will be terminated on or prior to the Effective Date. At the Effective Date there are no more liabilities or obligations resulting from such relationships.

18. Attachment 4.18 to this Agreement is a complete and correct list of the 20 largest customers and 10 largest suppliers of the Company as well as of all suppliers of the Company which, for goods and services of any kind, are the sole source of supply, i.e. for which there is no alternative source at com-parable conditions (except for energy supply agreements, mail and telecommunication services), listing in each case the business volume for the fiscal year 1993/94 and up to November 24, 1994. To the best knowledge of Sellers there is no reason to believe that any of such customers or suppliers of the Company will reduce the extent of its previous dealings with the Company to any material degree except as for the general development of the economy or market. Exempted from the above statement are two suppliers and one customer which have been named by the Sellers.

19. Attachment 4.19 to this Agreement is a complete and correct list of all bank accounts of the Company as well as the respective signatories, stating correctly the balances valid 3 business days prior to the signing of this Agreement.

20. Attachment 4.20 to this Agreement is a complete and correct list of all insurance taken out by, or for the benefit of, the Company or its business operations with the exception of any insurance of the motor vehicles used in the Company's business operations. The Company is in good standing with respect to its obligations under the insurance contracts. Insurances which lapse upon the acquisition of the Company by the Purchaser are marked.

21. Attachment 4.21 to this Agreement is a complete and correct list of certain important (written or orally concluded) agreements and obligations of the Company (hereinafter referred to as the "Material Contracts", i.e. all agreements and commitments which relate to one of the following items or have been concluded with, or granted to, one of the following parties:

         21.1 All agreements and obligations relating to the acquisition, divestiture, encumbrance or other disposal of real estate or real-estate-like rights;

         21.2 All agreements relating to the acquisition or the divestiture of fixed assets (Gegenstande des Anlagevermogens) including intangible assets, physical fixed assets (with the exception of real estate and real-estate-like rights) and financial assets whose value exceeds DM 25,000 per item or collectively DM 100,000;

         21.3 All usufructuary lease agreements (Pachtvertrage), rental agreements (Mietvertrage) or leasing arrangements to the extent that they trigger annual payments of DM 36,000 per item or collectively of DM 100,000;

         21.4 All license agreements into which the Company as licensor or licensee has entered;

         21.5 All credit agreements into which the Company, as lender or borrower, has entered, with the exception of customary extensions of the due date of receivables or payables agreed to in the ordinary course of business, as well as all factoring arrangements;

         21.6 All agreements with domestic or foreign authorized dealers (Vertragshandler), commercial agents (Handelsvertreter) or agents as well as all similar distribution agreements which either in case of their termination trigger compensation claims against the Company or whose notice period for termination exceeds three (3) months;

         21.7 All employment agreements with management (leitende Angestellte) as well as all agreements with advisers;

         21.8 All agreements and obligations relating to pensions, other social benefits, profit participations, turnover participations or other success bonuses as well as similar agreements with the exception of those already mentioned under Section 4.21.7;

         21.9 All collective bargaining agreements and shop agreements into which the Company has entered or to which the Company is subject (with the exception of multi-facility, regional or multi-regional collective bargaining arrangements);

         21.10 All cooperation and similar agreements with third parties as well as any agreement or obligation having a restrictive impact on competition;

         21.11 All agreements or obligations which have been entered into or assumed outside the ordinary course of business of the Company;

         21.12 Other agreements and obligations which trigger annual payments exceeding DM 36,000 per item;

         The validity or enforceability of none of the Material Contracts has been legally contested or questioned. No Material Contract is terminated nor to the best knowledge of the Sellers about to be terminated. Neither the Company nor to the best knowledge of the Sellers its respective contractual partner have breached, or are in default with respect to, any Material Contract. To the best knowledge of the Sellers the transaction contemplated in this Agreement will not give any party an express right to termination or amendment of a Material Contract.

22. Attachment 4.22 to this Agreement is a complete and correct list of all employees of the Company (with correct birth date, hire date and total annual compensation). No employee listed therein has declared an intention to terminate the employment relationship with the Company. There are no labour disputes with the exception of those listed in Attachment 4.22.

23. Attachment 4.23 to this Agreement is a complete and correct list of all powers of attorney issued by the Company and presently in force which are not registered in the commercial register.

24. The Company has applied for, received and used all public grants only in accordance with applicable law and in compliance with all regulatory orders, conditions and impositions. No such grants will have to be repaid as a result of the consummation of the transactions reflected in this Agreement nor due to other circumstances already known.

25. As of today, there are no legal disputes and regulatory proceedings to which the Company or employees of the Company (to the extent that such disputes or proceedings could result in a liability of the Company) are party or subject. No disputes or proceedings are impending nor are there any circumstances which are likely to give rise to such disputes or proceedings.

26. The business facilities of the Company have been erected in compliance with all applicable law and regulatory orders (especially in the area of construction law, environmental law and trade law). Neither their operation nor the other present business operations of the Company nor any of its products or services violate applicable law or regulatory orders. The Company has at its disposal all regulatory permits and licenses which are required for the conduct and continuation of its present business operations. To the best knowledge of the Sellers neither a revocation nor any restrictions of such permits is impending.

27. The real estate used by the Company as well as the other operational facilities are free of any pollution of soil, ground water, air or any other environmental pollution for whose curing and cleaning up the Company could be held liable. The business operations of the Company do not result in any pollution of soil, water, air or any other environmental pollution with respect to whose omission the Company could be held liable. The Company has always observed all applicable environmental and zoning laws and other provisions. The fresh water supply, the disposal of waste water as well as of gases and solid emissions and effluent is fully assured for the present business operations.

28. There are no claims raised against the Company for product liability (Produkthaftung) or product warranty (Gewahrleistung), and to the best of the Sellers' knowledge, there are no circumstances which might give rise to such claims.

         Save as disclosed in Attachment 4.28 the Company has not granted any guaranties/warranties in connection with the products sold by it which would exceed the statutory representations/warranties (gesetzliche Gewahrleistung). The Company has protected itself through its sales conditions ("Allgemeine Lieferbedingungen fur Erzeugnisse und Leistungen der Elektroindustrie") adequately against claims by customers for consequential damages (Mangelfolgeschaden; indirekte Schaden).

29. Neither the Sellers nor the Company have incurred any obligation for brokers' commissions, finders' fees or the like.

30. To the best knowledge of the Sellers all information supplied to the Purchaser and its advisers by the Sellers prior to the recording of this Agreement is complete, correct and accurate in every respect. It is not misleading and does not omit anything relating to the Shares, the Company and its business operations which would be important for the individual information or which the Purchaser at the time of the recording of this Agreement for the evaluation of such information should know. To the best knowledge of the Sellers there are no mate-rial facts or circumstances which in future could have a materially adverse impact on the Company and its business operations with the exception of general developments of the economy or the market.


                                   ARTICLE 5

                               Legal Consequences

1.       If one or several of the statements for which the Sellers pursuant to
         Article 4 of this Agreement have assumed a guarantee turns out not to be accurate, then the Purchaser and, at the discretion of the Purchaser, the Company shall have the right to demand that the Sellers within an appropriate period of time but in any case not later than 30 days after receipt of such demand establish a situation which would exist if such statements were correct. If within such period of time Sellers will fail to establish a situation which is in accordance with this Agreement or if this is not possible, then the Purchaser and the Company have the right to demand monetary damages from the Sellers.

2. The Purchaser and the Company have the right to claim damages because of the non-fulfillment of guarantees assumed by the Sellers pursuant to Article 4 of this Agreement only to the extent that the aggregate amount of such claims exceeds an amount of DM 200,000; Sellers' liability pursuant to Sect. 5.1 hereof is in any case limited to DM 3,000,000 (in words: DM three million). These limitations do not apply with respect to liability for legal defects (Rechtsmangel) of the Shares sold.

3. Expressly excluded are any rights of the Purchaser to exchange (Wandlung) or reduction of Purchase Price (Minderung), damages for incorrect representation (Schadensersatz wegen unrichtiger Zusicherung), voidance of this Agreement because of the lack of substantial qualities

         (Anfechtung wegen des Fehlens einer wesentlichen Eigenschaft) or recission or adjustment of this Agreement because of the lack of substantial elements (Wegfall der Geschaftsgrundlage), unless the Purchaser can show that the Sellers acted intentionally when making wrong representations in connection with the warranties.

4. All warranty rights of Purchaser pursuant to this Article 5 are subject to a limitation period of one year from the Effective Date. The guarantee under Sec. 4.26 and 4.27 will be subject to a limitation period of two years. This limitation does not apply to legal defects of the Shares sold with respect to which the statutory limitation period applies. The limitation period shall start to run with the Effective Date.

5. In the event there should be tax refunds, or refunds for other public dues received by the Company (other than refunds which are to be recognized pursuant to Sec. 3.3 above) which relate to, and are not provided for in the Effective Statement, the Sellers shall have the right to deduct from their payment obligations under this Article 5, if any, the amount of the refund.


                                   ARTICLE 6

 Tax etc. covenant (Steuerfreistellung, Freistellung von offentlichen Abgaben)

1. The Sellers shall compensate, Mark for Mark, the Purchaser or, at the discretion of the Purchaser, the Company for all taxes, penalties and interest and other public dues (Steuern und andere offentliche Abgaben) payable by the Company, and not accrued for properly, which relate to the time period up to the Effective Date.

2. The obligations pursuant to Sect. 6.1 shall expire 6 months after the final assessment of the relevant tax or other public dues. Should the final assessment result in an addition to or reduction of the retained earnings assumed in the calculations of the Tax Refund in Sec. 3.3., the Tax Refund will be recalculated in the same manner. If the recalculation results in a tax refund greater or less than the Tax Refund determined pursuant to Sec. 3.3. and used in determining the Effective Equity in Sec. 3.4., the difference will be added to or subtracted from the Trustee Account.

3. The Purchaser shall cause the Company to permit the Sellers or its advisers who are bound by professional secrecy obligations to get involved in all field audits of the Company regarding taxes and other public dues for the time period up to the Effective Date. The Purchaser shall procure that the Company informs the Sellers about the announcement or commencement of such field audits without any undue delay. If no agreement can be reached about the results of any such field audit, then the Purchaser shall upon request of the Sellers cause the Company to initiate legal proceedings against the respective assessment (Steuer- bzw. Abgabenbescheid) and, if necessary, conduct a legal action in accordance with the Sellers' instructions. All costs of any such legal actions shall be borne by the Sellers.

4. In the event there should be tax refunds, or refunds for other public dues received by the Company (other than the Tax Refund and other tax benefits received by the Company upon the distribution of retained earnings referred to in Sec. 3.3 above) which relate to, and are not provided for in the Effective Statement, the Sellers shall have the right to deduct from their payment obligations under this Article 6, if any, the amount of the refund.

                                   ARTICLE 7

                            Covenant not to compete

1. The Sellers undertake for a period of 5 years from the Effective Date within the territory of Europe (EC, EFTA, Eastern Europe) and North America not to conduct any activity with which it would directly or indirectly compete with the present business operations of the Company or which would directly or indirectly result in such competition. Sellers shall especially not establish or acquire any business which would, directly or indirectly, compete with the business operations of the Company, or acquire a participation in such business or advise such business.

         The Seller 1 shall be permitted, however, to own, together with related persons, shares in Vues BRNO a.s., Mostecka 26, 65765 Brno, Czech Republic (hereinafter being referred to as "Vues") up to a ratio of 15 %, and in Jenaer Antriebstechnik GmbH, Buchaer StraBe 1, 07745 Jena (hereinafter being referred to as "Jenaer Antriebstechnik") up to a ratio of 50

         The Seller 1 hereby grants to the Company (as a contract for the benefit of third parties) a preemption right (Vorkaufsrecht) with respect to the shares in Vues (Secs. 504 pp German Civil Code). The time period of Sec. 510 para. 2 German Civil Code (time period for exercising the preemption right following a proper notice) shall be extended to two months.

         The preemption right shall expire if by December 31, 1998 no sale by the Seller 1 of the shares in Vues shall have occurred (whether contingent or otherwise). Thereafter, the Company shall have the right to acquire from the Seller 1 at any time the shares in Vues at fair market value (as determined by an expert opinion of a reputed auditor), provided, however, that as a minimum purchase price the original acquisition costs (plus 6% interest p.a.) of Seller 1 shall be offered.

2. The relevant exception to the covenant not to compete is made on the assumption and the condition that the shareholdings of the Seller 1 shall not impair, but only further, the legitimate interests of the Company. In particular, the Seller 1 shall exercise his influence in the two companies so as to provide strict compliance with the distributorship agreements set out in Attachment 4.21.6 (Vues) and 4.9.

3.       If a Seller violates the covenant not to compete set forth in Section
         7.1 and continues such violation despite of warnings by the Purchaser or the Company, then the relevant Seller shall be liable to pay a contractual penalty in the amount of DM 100,000 (in words: Deutsche Mark one hundred thousand) to the Purchaser. In case of a continuing violation the relevant Seller has for each further month that the violation continues to pay a further contract penalty in the amount of DM 50,000 (in words: Deutsche Mark fifty thousand). Any rights of the Purchaser to demand further damages and discontinuance of the prohibited conduct shall remain unaffected.


                                   ARTICLE 8

                       Confidentiality and Press Releases

1. The Sellers shall keep secret for a period of 5 years from the Effective Date their knowledge about the Company and its business operations if the respective facts are not publicly known and to the extent that no legal disclosure requirements exist and shall further not use such confidential information for themselves or for others. The Sellers undertake for the period of 5 years from the Effective Date not to cause any employees of the Company to assume employment with the Sellers or an affiliated company of the Sellers, or any third party.

2. The parties to this Agreement agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the respective other party and its affiliated companies.

3. Prior to the Effective Date neither party shall make any press release or similar public announcements with respect to the transactions contemplated in this Agreement without the prior written agreement of the respective other party.


                                   ARTICLE 9

                              Special Arrangements

1. As of December 30, 1994 the Company has sold Bautz Produktionstechnik und Vertrieb GmbH, Weiterstadt, at book value to a group of individuals which largely consist of the Sellers. The Sellers hereby guarantee that all obligations of the Company in connection with its investment in Bautz Produktionstechnik und Vertrieb GmbH (for instance, without limitation, obligations to make capital contributions, to pay premiums, or other commitments) have finally been settled and fall no longer upon the Company; that all claims of the Company against Bautz Produktionstechnik und Vertrieb GmbH have either been settled by Bautz Produktionstechnik und Vertrieb GmbH, or assumed by the Sellers against payment of the book value to the Company.

         As of December 30, 1994 the Company has sold its interest in Jenaer Antriebstechnik GmbH, Jena, at fair market value to the son and the wife of Seller 1, and obtained a repayment of a loan of the Company to Mr. Pendorf. The Seller 1 hereby guarantees that all obligations of the Company in connection with its investment in Jenaer Antriebstechnik GmbH (for instance, without limitation, obligations to make capital contributions, to pay premiums, or other commitments) have finally been settled and fall no longer upon the Company; that all claims of the Company against Jenaer Antriebstechnik GmbH have either been settled by Jenaer Antriebstechnik GmbH, or assumed by the Seller
         1 or his son/his wife against payment of the book value to the Company. The Purchaser acknowledges, though, the non-exclusive distributorship agreement between the Company and Jenaer Antriebstechnik GmbH dated 23 December, 1994, a copy of which is attached hereto as Attachment 4.9.2.

         Seller 1 declares that the bank guarantee of Bayerische Hypotheken-und Wechsel-Bank Aktiengesellschaft, Munchen, which was issued upon the order of the Company in favour of Jenaer Antriebstechnik GmbH and which covers liabilities of the latter of up to DM 400,000 has been cancelled.

2. As of December 31, 1994 the Company has arranged for the complete sale of its machine tool division to Bautz Produktionstechnik und Vertrieb GmbH, including a transfer of all assets and liabilities of the machine tool division (hereinafter being referred to as the "Machine Tool Business") for a purchase price equal to the book value of the assets of the Machine Tool Business (in the case of cars: fair market value) less the liabilities assumed based on the Effective Statement. The Sellers hereby guarantee that no other assets than those belonging to the Machine Tool Business have been sold or transferred by the Company; the Sellers further guarantee that all liabilities (whether actual or contingent) appertaining to the Machine Tool Business, for instance, without limitation, claims of customers, suppliers and other third parties have been transferred out of the Company with no recourse against the latter. Most of all, all obligations under the lease agreement which relates to the space used by the Machine Tool Business and all obligations in connection with the Meerane office space and all obligations in connection with the employees who belong to the Machine Tool Business and who are set out in Attachment 9.2.1 have been transfer-red, and none of those obligations fall any longer upon the Company. All employees belonging to the Machine Tool Business have waived any rights they may have against the Company. The Sellers hereby guarantee the obligations of the purchaser of the Machine Tool Business up to the agreed purchase price for the Machine Tool Business.

         Bautz Produktionstechnik und Vertrieb GmbH has provided a bank guarantee of up to DM 500,000 to the Company which has been issued by Bayerische Hypotheken- und Wechsel-Bank, Darmstadt branch, covering all obligations of Bautz Produktionstechnik und Vertrieb GmbH vis-a-vis the Company in connection with the sale of the Machine Tool Business. A copy of the relevant bank guarantee which is valid until June 30, 1995 is set out in Attachment 9.2.2. The Seller 2 will resign as a managing director (Geschaftsfuhrer) of the Company and will issue the resignation letter set out in Attachment 9.2.3. He declares (as a declaration for the benefit of third parties) that he has no claims whatsoever against the Company (save for his annual bonus 1994 which will be properly accrued for in the Effective Statement).

3. The Company (represented by the managing director Mr. Harald Fischer who is released from the restrictions set forth in Sec. 181 German Civil Code) hereby concludes the license agreement regarding the name "Bautz" set out in Attachment 9.3. As an amendment to the License Agreement included as Attachment 9.3. in No. 136 of the Roll of Deeds for 1994 of the Notary Public Dr. Burkhardt Meister, Frankfurt am Main, dated 30. December 1994, the phrase in brackets under No. 5a shall be deleted.

4. The Company (represented by its managing director Mr. Harald Fischer) and Seller 1 hereby conclude the Consulting Agreement set forth in Attachment 9.4.1. The same is approved by the Sellers as shareholders of the Company. Seller 1 shall hand over the resignation letter as managing director set forth in Attachment 9.4.2. Seller 1 and the Company have concluded the Pension Agreement set forth in Attachment 9.4.3. Seller 1 hereby declares (as a declaration for the benefit of third parties) that he has no further claims against the Company other than those set out in the afore-mentioned Consulting Agreement and the Pension Agreement.
         As an amendment to the Pension Agreement included as Attachment 9.4.3. in No. 136 of the Roll of Deeds for 1994 of the Notary Public Dr. Burkhardt Meister, Frankfurt Am Main, dated 30. December 1994, number I.l. shall read as follows:

         1. Upon reaching the age of 63, Fischer shall receive a pension payment ("old age pension") which is composed of the following elements:

                 a) A pension of DM 10,000.-- gross per month ("base pension"). For the base pension claims of 10,000.-- DM and the adjustment for inflation, Fischer shall have a secured interest in the employee's pension liability insurance concluded on his life (the "Policy") exercisable only upon the failure of the Company to pay the pension under the terms of this Agreement. The Company shall have the right at any time prior to the maturity of the Policy and must upon maturity of the Policy substitute alternative security reasonably satisfactory to Fischer for the Policy.

                 b) Further to the base pension, Fischer shall receive an additional pension of DM 5,436.-- gross per month ("additional pension").

                          The amount of the old age pension is adjusted for inflation as follows:

                          The amounts of the pensions under a) and b) shall be put in relation to the amount of a monthly salary of a technical employee of over 30 years of age of the activity group T6 of the Salary Bargaining Agreement for the Iron, Metal and Electrical Products Industry in Hessia, Region S (Monatsgehalt eines technischen Angestellten nach vollendetem 30. Lebensjahr der Tatigkeitsgruppe T6 der Gehaltsabkommen fur die Eisen-, Metall- und Elektroindustrie in Hessen, Ortsklasse S), as applicable on January 1, 1995 ("comparison amount"). An adjustment of the pensions shall be made only if and after the comparison amount has increased by more than 10 % with respect to the amount as of January 1, 1995, or with respect to the amount at the time of the last adjustment. The adjustment shall reflect the relation of the difference between the comparison amount and the respective pensions or the last adjusted pension, respectively.

                          The effect of the adjustment of the base pension (as under a) above) shall not result in an increase greater than 4.2 % per annum, to be calculated as from January 1, 1995.

                 All claims for old age pension expire in the event of death of Fischer. Such pensions (as set forth in a) and b)) shall not be paid, as long as Fischer still receives a salary or a consulting fee from the Company for services rendered to the Company to the extent the salary or consulting fee plus the old age pension exceeds DM 28,700 gross per month.

5. The Purchaser hereby acknowledges that prior to the signing of this Agreement the Sellers, acting on behalf of the Company, have concluded the Service Agreement with the new managing director, Mr. Norbert Witsch, a copy of which is attached hereto as Attachment 9.5. The relevant Service Agreement has been made conditioned upon the conclusion of this Agreement.

6. The Purchaser acknowledges that prior to the signing of this Agreement the Company has entered into a Consulting Agreement set forth in Attachment 9.6 with an Effective Date of the first day following the month in which Mr. Helmut Butzer's employment contract terminates.
         The relevant contract has been made conditioned upon the conclusion of this Agreement.

7. The Purchaser acknowledges the present lease agreement between the Company and Grundstucksgemeinschaft Bautz-Fischer-Jakob, Seeheim-Jugenheim of March 30, 1992 (as amended by letter of September 28, 1992 and by letter of December 1, 1994, a copy of which is attached hereto as Attachment 4.14).

8. The Company and Bautz Produktionstechnik und Vertrieb GmbH have concluded the Service Agreement set out in Attachment 9.8.

9.       Seller 5 and the Purchaser (who shall procure that the Company's management shall be instructed accordingly) hereby agree that Seller 5 will receive a lump-sum payment from the Company amounting to DM 300,000 payable on January 15, 1995, in order to finally settle (endgultig erledigen) all claims of Seller 5 against the Company in connection with his employment as an independent tax advisor to the Company. Upon receipt of the aforementioned amount, Seller 5 will have no further claims against the Company whatsoever (contract for the benefit of third parties). Seller 5 will (for a reasonable amount of time) be available for up to three months at no charge at the request of the Company in order to facilitate an uninterrupted transition to the new management. The aforementioned agreement is also an agreement in favour of the Company.

10. Sellers 1, 2 and 5 hereby waive, effective December 31, 1994, the bank powers listed in Attachment 4.23.


                                   ARTICLE 10

                                 Miscellaneous

1. Each party to this Agreement bears the cost of its advisers. The cost of the notarial recording of this Agreement as well as other transaction costs triggered by the conclusion or consummation of this Agreement shall, as between the parties, be borne by the Purchaser.

2. This Agreement, including this provision, may only be amended by written or, if necessary, notarial instrument.

3. The Sellers shall be jointly and severally liable with respect to claims of the Purchaser up to an amount equivalent to the Third Installment. The Purchaser shall satisfy such claims first of all by offsetting them against the Third Installment. In all other respect, the Sellers shall only be severally liable. The knowledge of one Seller shall be imputed upon the other Sellers. Declarations or acts of one Seller, or several Sellers, shall be disregarded, unless a majority of the Sellers makes the declaration, or acts. Such majority shall irrevocably bind the remaining Sellers.

4. Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other parts shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which serves best the economic interest of the contract parties originally pursued by the invalid or unenforceable provision.

5. Any agreements made heretofore between the parties to this Agreement are superseded by the conclusion of this Agreement.

6. Notices pursuant to or in connection with this Agreement shall only be made in writing and be delivered, if to the Purchaser, to the address stated in this Agreement with a copy to Pacific Scientific Company, att. Richard V. Plat, 620 Newport Center Dr., 7th Floor, Newport Beach, California 92660, USA, and if to the Sellers, to attorney at law Rainer Wolfgang Schneider, Niebergallweg 10, D-64285 Darmstadt, unless otherwise notified by the parties in accordance with this Agreement.

7. This Agreement shall be governed by the laws of the Federal Republic of Germany. In the event of any dispute between the parties arising out of this Agreement the parties agree on Frankfurt am Main as non-exclusive venue. This venue shall apply only if the Sellers have moved their domicile or habi-tual place of residence after the conclusion of this Agreement to a place outside the Federal Republic of Germany or if their domicile or habitual place of residence is not known at the time of the initiation of such legal action.